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                                                                      EXHIBIT 11

                       COMPUTATION OF PER SHARE EARNINGS

               COMPLETE BUSINESS SOLUTIONS, INC. AND SUBSIDIARIES
                PRO FORMA OR ACTUAL NET INCOME PER COMMON SHARE
                                  (UNAUDITED)

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                                                                    THREE MONTHS ENDED
                                                                         JUNE 30,
                                                                --------------------------
                                                                   1998           1997
                                                                -----------    -----------
Weighted average number of shares of Common Stock
  outstanding...............................................     27,222,997     23,168,781
Common Stock equivalents calculated using the weighted
  average stock price per share for the periods presented...      1,360,915        870,794
                                                                -----------    -----------
Weighted average shares outstanding.........................     28,583,912     24,039,575
                                                                ===========    ===========
Actual or pro forma net income..............................    $ 6,011,000    $ 1,944,000
                                                                ===========    ===========
Actual or pro forma net income per common share.............    $      0.21    $      0.08
                                                                ===========    ===========
                                                                     SIX MONTHS ENDED
                                                                         JUNE 30,
                                                                --------------------------
                                                                   1998           1997
                                                                -----------    -----------
Weighted average number of shares of Common Stock
  outstanding...............................................     27,088,555     21,502,966
Common Stock equivalents calculated using the weighted
  average stock price per share for the periods presented...      1,422,419        349,802
Stock options and convertible stock issued during the twelve
  months immediately preceding the offering date............             --        368,422
Stock issued to satisfy S corporation distribution based
  upon the estimated initial public offering price per
  share.....................................................             --        537,333
                                                                -----------    -----------
Weighted average shares outstanding.........................     28,510,974     22,758,523
                                                                ===========    ===========
Pro forma net income........................................    $ 7,699,000    $ 3,497,000
                                                                ===========    ===========
Pro forma net income per common share.......................    $      0.27    $      0.15
                                                                ===========    ===========
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